UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

BroTech Corporation, et al., Plaintiffs, -against- White Eagle International Technologies Group, Inc. et al., Defendants.	) ) ) ) ) ) ) ) ) )	Civil Action No. 03-232 STIPULATED ORDER AND SETTLEMENT AGREEMENT

STIPULATED ORDER AND SETTLEMENT AGREEMENT

by and between

BRO-TECH CORPORATION and PUROLITE INTERNATIONAL LTD.

AND

MEDASORB CORPORATION

Effective August 7, 2006

THIS STIPULATED ORDER AND SETTLEMENT AGREEMENT is made and deemed effective this 7th day of August, 2006, by and between Bro-Tech Corporation (“Bro-Tech”), a Delaware corporation, and Purolite International Ltd. (“PIL”), a United Kingdom corporation, and any Affilates (collectively, “Purolite”), and MedaSorb Corporation, successor to MedaSorb Technologies, LLC, a Delaware limited liability company formerly known as RenalTech International, LLC, together with White Eagle International Technologies Group and any Affiliates and successors to any of the foregoing (collectively, “MedaSorb”).

WHEREAS, Purolite, through its various affiliates, manufactures polymeric resin, particularly ion exchange products; and

WHEREAS, MedaSorb is the owner of the MedaSorb Patents (as hereafter defined) and of proprietary Know-How (as hereafter defined) relating to certain adsorbent polymers (the “Products,” as hereafter defined) and the use thereof, and is in the process of seeking FDA approval for certain uses of such Products; and

WHEREAS, both PIL and MedaSorb have entered into agreements with Vadim Davankov for the performance of certain services; and

WHEREAS, Purolite has instituted a civil action in the United States District Court for the Eastern District of Pennsylvania, Civil Action No. 03-232, against MedaSorb, inter alia, challenging ownership rights in certain of the MedaSorb patents and for other complained of actions; and

WHEREAS, MedaSorb has denied any wrongdoing; and

WHEREAS, the Parties wish to settle the aforementioned litigation on mutually agreeable terms without any admission of liability or wrongdoing; and

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound, the Parties agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean the present Stipulated Order and Settlement Agreement including all Exhibits.

“Civil Action” shall mean Civil Action No. 03-232 now pending in the United States District Court for the Eastern District of Pennsylvania.

“Competitive Product” shall mean a product incorporating a hemocompatible porous polymer designed or formulated to be used in connection with blood, and intended to be used in the medical treatment of a patient involving the extra-corporeal perfusion of the blood of that patient to remove toxic compounds from the blood of the patient, which product has been approved or applied for use with the US Food and Drug Administration for a specified indication. “Competitive Product” shall exclude any product currently under development by Purolite with any Third Party. To Purolite’s knowledge, they are not currently developing any product with a third party intended for the medical treatment of a patient for sepsis or renal disease.

“Dale and Nikitin Assignment” shall mean the assignment to MedaSorb of Dale’s and Nikitin’s interests, if any, in certain inventions as specified in Section 2(a) below.

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, including, without limitation, the Food and Drug Administration, the Securities and Exchange Commission and any other regulatory agency that now regulates or may regulate MedaSorb.

“Know-How” shall mean any and all proprietary technical information, know-how, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, trade secrets, regulatory filings, and other information (whether or not patentable or patented) which is now or hereafter during the Term of this Agreement owned or controlled (for purposes of licensing) by, or is otherwise licensable by, MedaSorb, its predecessors, successors or assigns or its Affiliates.

“Licensee Sales” shall mean all arm’s length royalties, fees or other consideration paid, equitably attributable to or recognized by MedaSorb (or any successors or assigns) for licensing, sublicensing or continuing a license (other than any implied agreement by MedaSorb incident to the sale of Products) to permit a licensee or sublicensee to use the MedaSorb Patents or MedaSorb’s Know-How to make Products. Licensee Sales shall exclude revenue recognized and value received by such licensee or sublicensee in connection with sales of Product by such licensee or sublicensee but shall include, among other things, any royalties paid to MedaSorb in connection with such sales. Licensee Sales shall exclude revenue recognized and value received for the arm’s length sale, lease, distribution or other disposition of Products to a licensee or sublicensee. Licensee Sales shall also exclude any fees, consideration or other value recognized by MedaSorb in connection with the absolute and total sale of all its right and interests in the MedaSorb Patents and Know-How if MedaSorb assigns this Agreement to the assignee and the assignee agrees that it is bound under the terms of the Agreement in MedaSorb’s place.

“MedaSorb Assignment” shall mean the assignment to Bro-Tech of equal, undivided interests in certain of MedaSorb’s inventions as specified in Section 3(a) below.

“MedaSorb License” shall mean the exclusive patent license granted by Purolite to MedaSorb as specified in Section 4(a) below.

“Party” shall mean MedaSorb, Purolite, and their respective Affiliates.

“Person” shall mean and include an individual, shareholder, partnership, joint venture, limited liability company, a corporation, a firm, a trust, an unincorporated organization and a government or other department or agency thereof.

“Products” shall mean biocompatible porous polymer or polymer based or derived product used in direct contact with blood, including, without limitation, CytoSorb™ and BetaSorb™, that are manufactured by or for MedaSorb, its licensees, and sublicensees for the use, application and/or treatment of medical conditions and/or use in such applications including, without limitation, sepsis, the prevention of post-operative complications of cardiac surgery, the harvesting of organs from brain-dead donors, homeland security and battlefield applications, renal disease and veterinary applications. For the avoidance of doubt, “Products” shall include the porous polymer or polymer based or derived product which, if sold as part of an integral or unified device, shall include only the device which incorporates or retains the polymer suitable for sale directly to end users or for incorporation into a larger device or kit.

“Purolite Unpatented Technology” shall mean any of Purolite’s confidential or proprietary information, if any, currently in MedaSorb’s possession and necessary for the manufacture of a Product subject to payments to Purolite under Section 4 of this Agreement, but excluding any patents, trademarks, service marks, trade names, trade dress, domain names, logos and other source indicators.

“MedaSorb Patent Applications” shall mean the patent applications at issue in the Civil Action, namely U.S. Pat. App. Ser. No. 11/255,132; U.S. Pat. App. Ser. No. 11/105,140; U.S. Pat. App. Ser. No.10/981,055; U.S. Pat. App. Ser. No.10/980,510; U.S. Pat. App. Ser. No. 10/038,053.

“MedaSorb Patents” shall mean the patents at issue in the Civil Action, namely U.S. Patent No. 6,878,127; U.S. Patent No. 6,303,702; U.S. Patent No. 6,159,377; U.S. Patent No. 6,156,851; U.S. Patent No. 6,153,707; U.S. Patent No. 6,136,424; U.S. Patent No. 6,133,393; U.S. Patent No. 6,114,466; U.S. Patent No. 6,087,300; U.S. Patent No. 5,904,663; U.S. Patent No. 6,127,311; and U.S. Patent No. 5,773,384.

“Replacement Product” shall mean a Product that replaces or substitutes for a Product for which there has already been a commercial sale, and that has been designed or formulated by MedaSorb and that is marketed and promoted by MedaSorb for the use, application and/or treatment of the same medical condition and/or use in the same application (including, without limitation, sepsis, the prevention of post-operative complications of cardiac surgery, the harvesting of organs from brain-dead donors, homeland security and battlefield applications, renal disease and veterinary applications) as the Product that it replaces or for which it substitutes. A new Product shall also be deemed a Replacement Product, even if it was not so intended, if at least 45% of the Sales of a Product for which there has already been a commercial sale are replaced or substituted by Sales of such new Product.

“Sales” shall mean all revenue recognized and value received by MedaSorb for the first arm’s length sale, lease, distribution or other disposition of Products in the Territory to an unrelated Third Party less sales and use taxes actually paid, import or export duties actually paid, transportation prepaid or allowed, and amounts allowed or credited due to returns, with such revenue recognized and value received being determined in accordance with US GAAP consistently applied. If MedaSorb recognizes revenue or receives value for the sale, lease, distribution or other disposition of Products sold in combination with other products, MedaSorb’s average selling price for the Products as actually sold on a standalone basis will be used for purposes of calculating Sales revenue. If MedaSorb does not have an average selling price for a Product sold on a standalone basis, then Sales revenue will be calculated by subtracting 120% percent of the cost of goods of the other products with which the Products are sold in combination from the total revenue recognized or value received for the sale, lease, distribution or other disposition of Products combined with other products.

“Sales Reports” shall mean a written report showing MedaSorb’s revenue recognized in connection with any Products for the for the applicable reporting period, broken down by category/product, including a separate category for all Sales and Licensee Sales.

The “Term” of this Agreement shall commence as of the date hereof and, subject to earlier termination in event of breach, shall continue in full force and effect for a term of eighteen years from the Effective Date of this Agreement.

“Territory” shall be worldwide.

“Third Party” shall mean any Person who is not a Party or an Affiliate, predecessor, or successor.

“Unpatented Technology License” shall mean the non-exclusive license to the Purolite Unpatented Technology granted by Purolite to MedaSorb as specified in Section 4(b) below.

2.	DALE AND NIKITIN ASSIGNMENT

a.  Assignment. Dr. James Dale and Mr. Nikita Nikitin (who are currently employed by Purolite) and Purolite hereby irrevocably sell, assign, and transfer to MedaSorb all their right, title and interest, if any, for the United States and its territorial possessions and in all foreign countries to (and the right to claim priority of) the inventions which are claimed in the MedaSorb Patents and to the inventions which are the subject of the MedaSorb Patent Applications.

3.	MEDASORB ASSIGNMENT

a.  Assignment. MedaSorb hereby irrevocably sells, assigns, and transfers to Bro-Tech an equal, undivided ownership interest for the United States and its territorial possessions and in all foreign countries to the inventions which are claimed in the MedaSorb Patents and to the inventions which are disclosed in the MedaSorb Patent Applications.

4.	LICENSES AND PAYMENT

a.  Exclusive Patent License. Bro-Tech hereby grants to MedaSorb and its Affiliates an exclusive license in, under and to all of Purolite’s right, title and interest in the MedaSorb Patents and the MedaSorb Patent Applications, with the right to sublicense. Such license shall be exclusive even as to Purolite, and, subject to the provisions of Section 6, shall continue for the Term of this Agreement. During such period as the MedaSorb License is exclusive, MedaSorb shall have the sole right to enforce the MedaSorb Patents and any patents issuing from the MedaSorb Patent Applications, and Purolite shall provide any further assurances as may be needed to confirm MedaSorb’s sole right. The Court, having retained jurisdiction, shall be empowered to order Purolite to provide such further assurances.

b.  Unpatented Technology License. Subject to payment of amounts owed under subsection (c) below, Purolite hereby grants to MedaSorb a perpetual, worldwide, irrevocable, non-exclusive license to practice under the Purolite Unpatented Technology for manufacture of Products. This license may be sublicensed only to a Person manufacturing Product solely on MedaSorb’s behalf for commercial sale by MedaSorb or otherwise with Purolite’s consent. Purolite acknowledges that the disclosures in the MedaSorb Patents and in the MedaSorb Patent Applications shall not be included within the definition of Purolite Unpatented Technology, and that MedaSorb shall not require a license from Purolite to use any or all of the information and other disclosures in the MedaSorb Patents and in the MedaSorb Patent Applications for all purposes.

c.  Know-How License. Effective only upon the conditions set forth in Section 6(f) below, Purolite is hereby granted an irrevocable, fully paid-up, worldwide, non-exclusive license to use and practice under all of MedaSorb’s Know-How for the manufacture or sale of Products as it then exists on the date of a final order of a court rejecting or terminating this Agreement. In furtherance of this grant MedaSorb agrees that upon Purolite’s receipt of the notice specified in Section 6(f) below of MedaSorb’s intention to file a voluntary petition under the Bankruptcy Code Purolite shall have the right to demand that MedaSorb fully disclose its Know-How. Within thirty (30) days of the notice specified in Section 6(f) below or before the filing of the voluntary petition (whichever is earlier), MedaSorb shall fully disclose to an Escrow Agent reasonably acceptable to the parties and take such other further steps as reasonably necessary to make available to such Escrow Agent the Know-How necessary or useful for the manufacture of Products. If MedaSorb fails to provide the notice required under Section 6(f) below, the Know-How shall immediately and automatically be considered held by the United States District Court for the Eastern District of Pennsylvania as a substitute escrow agent so as to permit it to effectuate the purposes of this Stipulated Order and Settlement Agreement and to the extent such occurs, shall not be considered a breach by MedaSorb. The Escrow Agent shall be instructed that upon a termination or rejection specified in Section 6(f) and the effectiveness of the license granted in this Section, the escrow agent shall deliver such Know-How to Purolite. If no such termination or rejection occurs, the Escrow Agent shall return all information relating to the Know-How to MedaSorb. If, in providing the Know-How to Purolite under this license, MedaSorb identifies certain Know-How as confidential, then Purolite will maintain such Know-How in strictest confidence for so long as MedaSorb continues to identify that Know-How as confidential.

d.  Royalties for Sales. MedaSorb will pay Purolite a royalty on all Sales by MedaSorb during the Term of this Agreement as follows:

i.	2.5% of Sales of each Product for three (3) years beginning with the first commercial Sale of each defined Product;

ii.	4% of Sales of each Product for the two (2) years after the completion of the period defined in (i) above for each defined Product;

iii.	5% of Sales of each Product for the six (6) years after the completion of the period defined in (ii) above for each defined Product;

iv.	4% of Sales of each Product for the four (4) years after the completion of the period defined in (iii) above for each defined Product; and

v.	2.5% of Sales of each Product for the remainder of the Term after the completion of the period defined in (iv) above for each defined Product.

e.  Royalties for Replacement Products. Upon Purolite first becoming aware of a first commercial sale of any new Product or Replacement Product, Purolite shall have the right to request and obtain from MedaSorb sufficient details concerning the Product and its intended marketing and promotion to evaluate whether or not it is a Replacement Product. The royalty rate for a Replacement Product shall be the same as the royalty rate for the Product that it replaces or for which it substitutes. Upon the first commercial sale of a Replacement Product, that Replacement Product shall be deemed to be a Product for all other purposes under this Agreement. If Purolite is of the reasonable opinion that a new Product should be deemed a Replacement Product, then it shall provide notice to MedaSorb as provided in Section 12(f) below, and the parties shall meet and confer in good faith to seek to amicably resolve the matter. If the parties are unable to resolve the matter, the dispute shall be submitted exclusively by motion to the United States District Court for the Eastern District of Pennsylvania (or a Magistrate Judge in that District) for a binding, non-appealable determination.

f.  Payments to Purolite for Licensee Sales. MedaSorb will pay Purolite 20% of all Licensee Sales received by MedaSorb for the duration of the Term, and 20% of all Licensee Sales owed to but not received by MedaSorb before the expiration or termination of this Agreement when received by MedaSorb provided that MedaSorb uses commercially reasonable efforts to collect such monies owed.

g.  Payment Terms. The royalties and payments payable under Sections 4(c) and (d) above shall be paid in arrears by MedaSorb to Purolite by wire transfer of immediately available funds to an account specified by Purolite within forty-five (45) days of the end of every calendar quarter for the Term of this Agreement beginning with the end of the first calendar quarter in which MedaSorb first makes a commercial Sale of any Product. MedaSorb shall also submit a Sales Report to Purolite within forty-five (45) days of the end of each such calendar quarter.

h.  Yearly Audits. During the Term of this Agreement and for such period reasonably necessary to conduct the final audit for examination, after the close of each fiscal year, Purolite’s auditors may, within forty-five (45) days of the close of each fiscal year provide reasonable prior written notice identifying the date, time and scope of the audit, audit MedaSorb’s books and records relating to Sales of Products, Licensee Sales and any other revenue relating to Products to verify MedaSorb’s Sales Reports. Each such audit shall be limited to the immediately preceding fiscal year, shall be strictly limited in scope to that necessary to accomplish the stated objective of verifying MedaSorb’s Sales Reports, and shall be completed promptly with the least disruption to MedaSorb as is reasonable under the circumstances. If Purolite does not provide the required notice within forty-five (45) days of any given fiscal year, it shall not be entitled to audit MedaSorb’s books and records for that fiscal year, provided however, that in the event any audit uncovers an understatement of Sales of Licensee Sales of more than 7.5%, Purolite shall have the right to audit any previously un-audited years books. In no event shall Purolite have the right to contact, involve or interfere with MedaSorb’s customers as part of such audit or examination.

i.  Audit Costs. All costs of any such audit shall be borne by Purolite, provided that if any audit reveals an understatement of Sales of more than 7.5% of the correct amount, MedaSorb shall reimburse Purolite’s reasonable costs of such audit.

5.	PUROLITE’S NON-COMPETITION

a.  Non-Competition Agreement. During the term of the Agreement, Purolite will not sell or offer for sale any Competitive Product to any Third Party intended for use in the approved or applied for indication: For the thirty-six month period beginning with the Effective Date of this Agreement, Purolite will not sell or offer for sale a Competitive Product to any Third Party. If, by the expiration of that thirty-six month period, MedaSorb has paid Purolite Two Million Five Hundred Thousand ($2,500,000) Dollars in royalties or other payments, then Purolite will not sell or offer for sale any Competitive Product to any Third Party intended for use in the approved or applied for indication for the succeeding twelve month period between the third and fourth anniversaries of the Effective Date of this Agreement. If, by the end of each twelve month period thereafter MedaSorb has paid Purolite Two Million Five Hundred Thousand ($2,500,000) Dollars for that twelve month period, then Purolite will not sell or offer for sale Competitive Product to any Third Party intended for use in the approved or applied for indication for the succeeding twelve month period. For the purpose of determining whether MedaSorb has paid Purolite Two Million Five Hundred Thousand ($2,500,000) Dollars in any twelve month period after the fourth anniversary of the Effective Date of this Agreement, there shall be added to the amount actually paid to Purolite in that twelve month period the difference, if any, between what MedaSorb actually paid Purolite in the immediately preceding twelve month period and Two Million Five Hundred Thousand ($2,500,000) Dollars. For example, if in the twelve month period between the fourth and fifth anniversaries of the Effective Date of this Agreement MedaSorb actually paid Purolite Three Million ($3,000,000) Dollars, MedaSorb can satisfy the Two Million Five Hundred Thousand ($2,500,000) Dollar requirement for the twelve month period between the fifth and sixth anniversaries of the Effective Date of this Agreement by adding a Five Hundred Thousand ($500,000) credit from the prior twelve month period ($3,000,000 minus $2,500,000) to Two Million ($2,000,000) Dollars in actual payments to Purolite in the twelve month period between the fifth and sixth anniversaries of the Effective Date of this Agreement.

b.  Termination of Non-Competition Agreement. Purolite can terminate its non-competition obligation at any time by notifying MedaSorb as provided in Section 12(f) below of such termination. Upon delivery of such notice by Purolite, MedaSorb will owe no further royalties under Section 4(c) above or payments specified in Section 4(d) above, and subject to payment of any amounts owed and outstanding at the date of delivery of the notice, the MedaSorb License and Unpatented Technology License will be deemed fully paid-up. All other terms of this Agreement will remain in force, unchanged. Without prejudice to MedaSorb’s rights in the event of a material breach, no other termination of Purolite’s covenant not to compete, for any reason, shall in any way relieve MedaSorb’s payment obligations hereunder.

c.  Nothing in Sections 5(a) or (b) above which may otherwise permit Purolite to sell or offer for sale Competitive Products without violation of its covenant not to compete shall be construed as granting any right or permission for Purolite to practice under any patent that is otherwise enforceable by MedaSorb (including the MedaSorb Patents and any patents that issue from the MedaSorb Patent Applications).

6.	TERMINATION

a.  No Termination. This Agreement cannot be terminated before the end of the Term defined in Section 1 above, except with the consent of both Parties or as provided in this Section 6.

b.  Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and any similar laws in any other country in the Territory, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including, without limitation, any patents or patent applications in any country of a Party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

c.  Material Breach. In the event either Party materially breaches this Agreement, the non-breaching Party may terminate this Agreement upon 30 days notice if during such notice period the breach has not been fully cured.

d.  Willful Non-Payment. If, after the expiration of any cure period as specified in Section 6(c) above, the Parties disagree whether there has been a default in payment by MedaSorb which has failed to be cured in a timely manner (regardless of the cause for disagreement or non-payment), Purolite shall have the right to bring a legal action in the United States District Court for the Eastern District of Pennsylvania seeking an award of damages and remedies that would be available to it for breach of contract under Pennsylvania law as well as an order that the “exclusive” Patent License grant of Section 4(a) be converted to a “non-exclusive” grant.

i.
If, as a result of a final ruling of that Court, MedaSorb is found to have willfully failed to pay Purolite amounts due under this Agreement and that such failure to pay was not as a result of a good faith disagreement concerning whether one Party has materially breached and failed to cure in a timely manner one or more obligations of this Agreement, then, in addition to all the remedies which may otherwise be available under applicable law, the exclusivity provision in the MedaSorb License shall be cancelled. If the exclusivity provision in the MedaSorb License is cancelled under this Section 6(d)(i), Purolite will not offer to license or license any rights in, under or to the MedaSorb Patents or the MedaSorb Patent Applications to any existing licensee of MedaSorb with whom there is an existing, valid license, nor to any Third Party for any product that competes with any Product manufactured, sold or offered for sale by any Third Party under an existing and subsisting exclusive license from MedaSorb, so long as any such MedaSorb Third Party licensee pays directly to Purolite the payments to which Purolite would otherwise be entitled from MedaSorb under this Agreement as a result of such license from MedaSorb to such Third Party. The provisions of this Section 6(d)(i) shall apply only if MedaSorb willfully fails to pay Purolite amounts due under this Agreement, and shall not apply if there is a good faith dispute between MedaSorb and Purolite about the amounts due under this Agreement, even if the Court should find that MedaSorb owes Purolite additional amounts as a result of that good faith dispute. Nothing in this Section 6(d)(i) shall grant or be construed to grant Purolite any license in or other right to use MedaSorb’s Know-How nor is anything in this Section 6.d. intended to limit or restrict Purolite from enforcing this Stipulated Order and Settlement Agreement .

ii.
The remedies available to Purolite under this Section shall not include terminating the MedaSorb License and Purolite shall not be entitled to terminate the MedaSorb License even if, as a result of a final ruling of the Court, MedaSorb is found to have willfully failed to pay Purolite amounts due under this Agreement.

iii.
If, in the course of a legal action pursuant to Section 6(d)(i), the Court finds a Party’s conduct to be sanctionable, then the Parties agree that the Court could award as a sanction an upward or downward prospective adjustment in the royalties specified in Section 4(d) above or the payments specified in Section 4(f) above.

e.  Effect of Termination. Subject to the provisions of Section 6(d), upon termination or expiration of this Agreement all rights and licenses granted hereunder terminate, with the exception only of the Purolite Unpatented Technology License under Section 4(b) and the license to Know-How provided for in Section 4(c), which shall not terminate. Upon such termination the Parties shall immediately cease using any patented or proprietary technology belonging entirely to the other Party which is no longer the subject of a license granted hereunder.

f.  MedaSorb’s Bankruptcy. If MedaSorb voluntarily files a petition for reorganization under the Bankruptcy Code, it will do so only in the United States District Court for the Eastern District of Pennsylvania, and only upon at least twenty-four (24) hours prior notice to Purolite of its intention to do so. MedaSorb or its receiver or trustee shall have the absolute right to assume this Agreement and all its provisions in accordance with the applicable bankruptcy laws for the assumption of executory contracts, and Purolite hereby consents to such assumption by MedaSorb or its receiver or trustee. If this Agreement is terminated or rejected by MedaSorb or its receiver or trustee under applicable bankruptcy laws in whole or in part in any respect that substantially impairs Purolite’s material rights under this Agreement by a final order of a court of competent jurisdiction in connection with MedaSorb’s bankruptcy following a filing by MedaSorb of a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code, then in addition to all other remedies that it might have under applicable state or federal law, Purolite’s right and license under Section 4(c) above shall become fully and automatically effective.

7.	EXPANDED DEFINITION OF PRODUCTS.

a.  At any time after the Effective Date of this Agreement, MedaSorb may, at its option and in its sole discretion, provide Purolite with notice as provided in Section 12(f) below of its intention to revise the definition of “Products” to that stated in Section 7(c) below. Effective immediately upon the notice having been deemed given as provided in Section 12(f) below, the revised definition of “Products” as stated in Section 7(c) shall be deemed to be the applicable definition of “Products” for all purposes under this Agreement for the remainder of the Term of this Agreement.

b.  If MedaSorb’s first commercial sale to a Third Party is of a product that would otherwise fall within the definition of “Product” except that it is used in direct contact with a physiological fluid other than blood, then the revised definition of “Products” as stated in Section 7(c) shall be deemed to be the applicable definition of “Products” for all purposes under this Agreement for the remainder of the Term of this Agreement.
c.  The revised definition of “Products” as provided in Sections 7(a) or 7(b) above shall be:

“Products” shall mean biocompatible porous polymer or polymer based or derived product or device used in direct contact with physiological fluids, including, without limitation, CytoSorb™ and BetaSorb™, that are manufactured by or for MedaSorb, its licensees, and sublicensees for the use, application and/or treatment of medical conditions and/or use in such applications including, without limitation, sepsis, the prevention of post-operative complications of cardiac surgery, the harvesting of organs from brain-dead donors, homeland security and battlefield applications, renal disease and veterinary applications.  For the avoidance of doubt, “Products” shall include the porous polymer or polymer based or derived product which,if sold as part of an integral or unified device, shall include only the device which incorporates or retains the polymer suitable for sale directly to end users or for incorporation into a larger device or kit.

8.	WARRANTIES

a.  Due Organization, Valid Existence and Due Authorization. Each Party hereto represents and warrants to the other Party as follows: (a) it is duly organized and validly existing under the laws of its place of organization; (b) it has full power and authority and has taken all action necessary to enter into and perform this Agreement; (c) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other material agreement or arrangement, whether written or oral, by which it is bound; (d) it has complied in all respects with all laws applicable to it; (e) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof; and (f) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf.

b.  Purolite’s and MedaSorb’s Current Activity. Purolite represents and warrants that it is not currently developing any product with any Third Party which, to Purolite’s knowledge, is related to the treatment of sepsis or renal dialysis. MedaSorb represents and warrants that it is not currently developing any product which, to MedaSorb’s knowledge, is intended to be used in connection with physiological fluids other than blood.

c.  Disclaimer. Except as expressly set forth herein, no Party makes any express or implied warranties, statutory or otherwise, concerning the value, adequacy, freedom from fault of, quality, efficiency, stability, characteristics or usefulness of, or merchantability, or fitness for a particular purpose of the Products or the Unpatented Purolite Technology.

9.	CONFIDENTIALITY
a.  Confidentiality. This Agreement and each of its terms, the Unpatented Purolite Technology and the Know-How are confidential, and will be kept strictly confidential by the parties.

b.  Exceptions. The foregoing obligations of confidentiality shall not prevent the disclosure:

i.	of the Unpatented Purolite Technology by Purolite or of MedaSorb’s Know-How by MedaSorb;

ii.	of information in order to defend or enforce any of its rights or of information required by any Governmental Authority;

iii.	of any amount directly payable by a Third Party to Purolite under Section 6(d)(i); or

iv.	of information that is or becomes available to the public through no fault of the party seeking to disclose or was known to a party prior to its disclosure by the other Party or an Affiliate.

c.  Survival. The obligations of confidentiality set forth in this Section shall survive the termination of this Agreement.

d.  General Statement of End of Dispute. The Parties shall have the right to publicly disclose that they have achieved an amicable resolution to the Civil Action.

10.	THE RUSSIAN SCIENTISTS
a.  Until the earlier of the termination or breach giving rise to termination of this Agreement or the expiration of the Term, and notwithstanding any conflicting contractual rights that Purolite might have (but subject to any other Third Party contractual rights and any existing or future obligations of confidentiality owed to Purolite), MedaSorb is free to engage the Russian Scientists (Vadim Davankov, Maria Tsyurupa, Ludmilla Pavlova and Dzidra Tur) as consultants restricted to the area of Products, and Purolite will not seek to enter into any arrangement with the Russian Scientists that would preclude MedaSorb from working with them in the area of Products. Purolite acknowledges that MedaSorb is free to engage the A. N. Nesmeyanov Institute of Element-Organic Compounds (known as “INEOS”) without restriction (but subject to any other Third Party contractual rights and any existing or future obligations of confidentiality owed to Purolite), other than for the services of the Russian Scientists, who may be engaged by MedaSorb, directly or through INEOS, only as provided in the preceding sentence.

b.  Purolite shall not claim any right, title or interest in any MedaSorb Know-How solely because MedaSorb has engaged the Russian Scientists or INEOS as consultants as provided in Section 10(a) above.

c.  Purolite and MedaSorb each acknowledge that there is a risk that the Russian Scientists may, as a result of their consulting work for both parties, transfer confidential or proprietary technology belonging to one party to the other party. The parties shall put reasonable safeguards in place to minimize the transfer of any such confidential or proprietary technology. Notwithstanding the above, each party reserves their rights to their existing contractual relationships with the Russian Scientists and INEOS to protect confidentiality and trade secrets in all areas of non-Products.

11.	DISMISSAL OF CIVIL ACTION
a.  Dismissal With Prejudice. Upon the execution of this Agreement, the Parties shall instruct their outside counsel to execute and file a dismissal of the Civil Action with prejudice, substantially in the form of Attachment A hereto.

12.	GENERAL
a.  Waiver. The failure of either Party to insist upon the performance of any of the provisions of this Agreement shall not be considered a waiver with respect to any breach or relinquishment of future compliance therewith; nor shall a waiver by either Party of any breach at one time of any provision operate as a waiver of any other provision or as a continuing waiver of such provision.

b.  Written Changes. This Agreement may not be altered, modified, changed or amended, or waived, in whole or in part, except in writing signed by the Parties and except as expressly set forth herein.

c.  Governing Law and Jurisdiction.

i.
This Agreement and the performance hereof shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, USA which would be applicable to transactions executed and to be wholly performed in the Commonwealth of Pennsylvania, USA, among residents of the Commonwealth of Pennsylvania, USA.

ii.
This Agreement upon stipulation and adoption by the Court will be deemed entered as a final, binding, non-appealable order of the Court, and the United States District Court for the Eastern District of Pennsylvania will retain exclusive jurisdiction of the Parties and of this Agreement to enforce its terms and to resolve any dispute arising under this Agreement. The Parties agree that they will not begin any legal action relating to or arising from this Agreement, its enforcement or the resolution of any dispute except in the United States District Court for the Eastern District of Pennsylvania.

d.  Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to its subject matter and supersedes any prior agreement, statement, representation, warranty or understanding with respect thereto.

e.  Force Majeure. Neither Party shall be held responsible for any failure of performance hereunder or for damages caused by any delay or default due to any contingency beyond its control preventing performance hereunder, including, without limitation, war, laws, embargoes, export, shipping or remittance restrictions implemented by governmental authorities, strikes, lockouts, accidents, fires, delays or defaults caused by carriers, floods or seizure, or control or rationing imposed by Governmental Authorities; provided, however, that such Party shall immediately notify the other Party hereto in writing of the occurrence of the event of force majeure (with reasonable particulars); provided further, that such Party shall thereafter take all commercially reasonable efforts with a view to its performance hereunder being resumed within the shortest possible time.

f.  Notices. Notices required hereunder shall be in writing and shall be deemed to be given one business day after delivery to an overnight courier service (such as Federal Express) or upon transmission by telefax (provided that in each instance there is written evidence of delivery or transmission) to the following addresses or to such other address as either Party may designate by notice given in accordance herewith:

If to Purolite:

Bro-Tech Corporation
150 Monument Road
Bala Cynwyd, PA 19004
Attention: Mr. Steve Brodie
Fax No.: (610) 688-8139

With copies (which shall not constitute notice) to:

White & Case, LLP
1155 Avenue of the Americas
New York, NY 10036-2787
Attention: Steven M. Betensky, Esq.
Fax No.: (212) 354-8113

If to MedaSorb:

MedaSorb International, LLC
7 Deer Park Drive
Suite K
Monmouth Junction, NJ 08852
Attention: Mr. Al Kraus
Fax: (732) 329-8650

With copies (which shall not constitute notice) to:

Rubin, Bailin, Ortoli, Mayer, Baker & Fry LLP
405 Park Avenue, 15th Floor
New York, New York 10022-4405
Attention: Joseph Rubin, Esq.
Fax: (212) 826-9307

g.  Binding Effect; Assignment. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any Party hereto without the prior written consent of the other Party hereto, provided, however, that either Party may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates; (ii) assign this Agreement in its entirety in connection with a merger, consolidation or sale involving a transfer of all or substantially all of the assets of the business of MedaSorb, or the business of Bro-Tech; and (iii) assign its rights under this Agreement to any of its or its Affiliates’ lenders as collateral security. Before any change in control (whether by merger, sale, reorganization or otherwise), MedaSorb will obtain and provide to Purolite the new owner’s written consent to assume the obligations under this Settlement Agreement.

h.  Headings. Headings used in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

i.  English. This Agreement is entered into the English language and all notices and communications pursuant to this Agreement to be considered effective shall be in the English language. Should a translation of this Agreement into any other language be made for any reason, all matters involving interpretation shall be governed by the English text, except to the extent required by applicable law.

j.  Severability. If one or more provisions of this Agreement are found by a court or arbitrator of competent jurisdiction, or any Governmental Authority with competent jurisdiction over the Parties hereto, to be illegal, invalid or unenforceable, in whole or in part, the remaining terms and provisions of this Agreement shall remain in full force and effect disregarding such illegal, invalid or unenforceable portion and such court, arbitrator or Governmental Authority shall be empowered to modify such illegal, invalid or unenforceable provision to the extent necessary to make this Agreement enforceable in accordance with the intent and purposes of the Parties expressed in this Agreement to the fullest extent practicable and as permitted by applicable law.

k.  Joint Drafting. This Agreement shall be deemed to have been drafted jointly by the Parties hereto and no presumption or rules of construction based upon drafting this Agreement shall be made in any legal proceedings arising in relation hereto.

l.  Expenses. Except as otherwise specifically provided herein or expressly agreed in writing by the Parties, each Party shall be responsible for its own costs and expenses related to its performance of this Agreement.

m.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

n.  Attachments. All attachments attached hereto are incorporated into this Agreement, as such exhibits and schedules may be amended in accordance with the terms hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BRO-TECH CORPORATION By: /s/ Stefan Brodie Name: Stefan Brodie Title: President	PUROLITE INTERNATIONAL LTD. By: /s/ Stefan Brodie Name: Stefan Brodie Title: President

MEDASORB CORPORATION

By: /s/ Al Kraus

Name: Al Kraus

Title: President and CEO

AS TO SECTION 2 ONLY:

/s/ James Dale
James Dale

/s/ Nikita Nikitin
Nikita Nikitin

This Stipulated Order and Settlement Agreement is approved by the Court and adopted as a Final Order, this 31, date of , July 2006

/s/ John R. Padova
U.S.D.J

UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

BroTech Corporation, et al., Plaintiffs, -against- White Eagle International Technologies Group, Inc. et al., Defendants.	) ) ) ) ) ) ) ) ) )	Civil Action No. 03-232 STIPULATION OF DISMISSAL WITH PREJUDICE

Plaintiffs BroTech Corporation and Purolite International, Ltd. and defendants White Eagle International Technologies Group, Inc., White Eagle International Technologies, L.P. and RenalTech International, LLC (which has been succeeded by Medasorb Corporation) hereby stipulate, by and through their undersigned counsel, to request the Court to enter the attached Stipulated Order and Settlement Agreement, which has been executed by the parties. Upon the Court's entry of the Stipulated Order as the Court's final judgment on the merits in the above- captioned action, the Court's dismissal of this action on July 24, 2006, under local Rule 41.1 (b) pursuant to parties' settlement will now become final and with prejudice. Notwithstanding the dismissal of the above-captioned action with prejudice, this Court retains jurisdiction over this matter to enforce the Stipulated Order and Settlement Agreement pursuant to the terms provided therein. The parties will bear their own costs

EXHIBIT A

.

________________________________
SPECTOR GADON & ROSEN, P.C.
Paul R. Rosen, Esquire
Bruce Thall, Esquire
1635 Market Street, 7th Floor
Philadelphia, PA 19103
(215) 241-8872

Attorneys for Plaintiffs

________________________________
WHITE & CASE
Steven M. Betensky, Esquire
1155 Avenue of the Americas
New York, NY 10036-2787
(212) 819-2497

Attorneys for Plaintiffs
________________________________ ABELMAN, FRAYNE & SCHWAB Jeffrey A. Schwab, Esquire Richard L. Crisona, Esquire 666 Third Avenue New York, New York 10017 (212) 949-9022 Attorneys for Defendants

SO ORDERED:

_____________________
U.S.D.J.

EXHIBIT A